Exhibit 10.1
EMPLOYMENT AGREEMENT
Entered into as of June 28 2021
This amended and restated Employment Agreement (the “Agreement”) is entered into by and between ironSource Ltd., an Israeli company number 514643626, with offices at 121 Menachem Begin St., Tel Aviv, Israel (the “Company”) and Tomer Bar Zeev, [Intentionally Omitted] (the “Executive”).
Whereas, the Executive has been continuously employed by the Company since July 17, 2011 (the "Original Commencement Date"), and whereas, Executive and the Company previously entered into that certain (restated) Employment Agreement, dated March 8, 2017, as amended on November, 2018 (which shall be hereafter together referred to as the “Previous Employment Agreement”); and
Whereas, the parties hereto now wish to amend and restate the Previous Employment Agreement in its entirety, commencing on June 28, 2021 (the "Effective Date");
Now, therefore, the Executive and the Company agree that this Agreement shall amend and restate the Previous Employment Agreement in its entirety, such that from the Effective Date onwards, Executive’s employment shall be in accordance with the terms and conditions set forth herein.
EMPLOYMENT AND COMPENSATION
1.The Company shall continue to employ Executive for an indefinite period and Executive has agreed to become so employed, on the terms and conditions set forth herein. The commencement date of the employment, Executive’s position, the reporting duties and other work-related terms, including salary, entitlements and fringe benefits, are specified in Appendix A attached hereto.
Executive undertakes to devote Executive’s full time, attention, skill, and effort exclusively to the performance of Executive’s duties and undertakes not to engage, whether as an employee or otherwise, in any business, commercial or professional activities, whether or not for compensation, during Executive’s employment, without the prior written consent of the Company; provided, however, that, the foregoing limitations shall not include ownership of equity or other investments in any entity (whether public or private) or person as long as: (a) the business of such entity does not, actually or potentially, compete with the business of the Company as then conducted or proposed to be conducted; (b) such entity is not involved in any business or other relationship with the Company; (c) such entity does not have any actual or potential conflict of interest with the Company; and (d) the Executive has no active role in such entity, whether as an employee, consultant or otherwise (other than as permitted in this Section). Notwithstanding the foregoing, the Executive shall be entitled to engage as a non-executive director: (1) with each of the entities set forth under Appendix A-1 attached hereto, and (2) with additional entities subject to the prior approval of the Board of Directors of the Company (or a committee of the Board of Directors designated for such purpose) for such engagement; in each case provided that (i) the Executive does not sign an NDA with that company that may contradict his undertakings set forth under Appendix B attached hereto; (ii) such engagement does not and will not conflict with or derogate from any obligation or undertaking of the Executive hereunder; and (iii) such company does not have any actual or potential conflict of interest with the Company, it being clarified that, in the event that a conflict arises, the Executive shall suspend or terminate his engagement with such company.
The Executive shall be entitled to engage with non-profit organizations, provided his undertakings set forth hereunder are not derogated from.
Nothing contained under this Section 1 shall derogate from Executive’s undertakings in Appendix B attached hereto.

2.This Agreement may be terminated by either party at any time by giving the other party hereto prior written notice of such termination, as specified in Appendix A (the “Notice Period”). Upon termination for any reason other than for Cause, Executive shall be entitled to payment of the Salary and all of the ancillary benefits including continued vesting of his options, restricted share units or other share-based awards, as applicable, for the entire Notice Period. For the removal of doubt, it is clarified that upon any kind of termination of the Executive's employment, other than dismissal by the Company for Cause (as defined below), the Executive shall have the right to remain employed throughout the entire Notice Period, and the Company shall not, whether by way of immediate termination or by way of shortening the Notice Period, cease his employment during the Notice Period, unless otherwise requested in writing by the Executive in the event of termination by the Company. In such event (i.e., upon the Executive's explicit request to shorten his Notice Period and cease his employment during the Notice Period), the Company shall provide the Executive with a payment in lieu of notice, which payment shall comprise of the Salary, and all of the ancillary social benefits and other entitlements, for the remainder of the Notice Period, as if the Executive were to continue to be employed by the Company for the duration thereof.
3.Notwithstanding anything to the contrary in Section 2 above, the Company may terminate the Executive’s employment for Cause. In any event of termination for Cause, the employment under this Agreement shall forthwith terminate and thereafter the Company shall not have any further liability or obligation towards Executive, including with respect to Notice Period. The term “Cause” means any of the following: (a) conviction or indictment of any felony involving moral turpitude whether or not affecting the Company; (b) an act of theft, embezzlement, misappropriation of funds, or fraud; (c) a breach of any non-compete, non-solicitation or similar or comparable obligations of Executive towards the Company or its affiliates which, to the extent such breach is curable, has not been cured by Executive within fifteen (15) days after receipt of written notice thereof from such company; (d) any breach of Executive’s obligations to the Company or its affiliates concerning confidentiality and unauthorized use or disclosure pursuant to any contract or applicable law, except for actions which the Executive proves were performed in good faith and with reasonable basis to believe that such actions will not prejudice the interests of any such company, and based on a reasonable belief that he was not in breach of any such obligations; (e) any material breach of this Agreement which, to the extent such breach is curable, has not been cured by Executive within fifteen (15) days after receipt of notice thereof from the Company; and (f) any other act or omission that would allow termination of the Executive’s employment without severance pay under Sections 16 and 17 of the Severance Pay Law 5713 – 1963.
4.Executive shall have no lien on any of the Company’s assets, equipment or any other material in Executive’s possession, including: car, computer, content of email box, cellular phone and Confidential Information as defined in Appendix B (hereinafter the “Company’s Equipment”). Executive shall return to the Company all Company’s Equipment no later than the day of termination of employer-employee relationship, prior to any unpaid leave or within 7 days following Company’s demand.
5.This Agreement is a personal employment agreement. Nothing herein shall derogate from any right Executive may have, if at all, in accordance with any law, expansion order, collective bargaining agreement, employment agreement or any other agreement with respect to the terms of Executive’s employment, if relevant, which cannot be stipulated against.
SPECIAL POSITION
6.It is agreed that the Executive’s position is a management one and/or which requires a special degree of personal trust, as defined in the Working Hours and Rest Law, 1951 (the “Working Hours and Rest Law”). Therefore, Executive shall not be granted any other compensation or payment other than expressly specified in Appendix A. Executive undertakes not to claim that the Working Hours and Rest Law applies to Executive’s employment with the Company. Executive acknowledges the legitimacy of the Company’s requirement to work “overtime” or during “weekly rest-hours” without being entitled to “overtime compensation” or “weekly rest-hour compensation” (as these terms are defined in the Working Hours and Rest Law), and Executive undertakes to reasonably comply with such requirements of the Company. Executive acknowledges that the compensation to which Executive is entitled pursuant to this Agreement constitutes adequate compensation for Executive’s work during “overtime” or “weekly rest-hours”.

NON DISCLOSURE, COMPETITIVE ACTIVITY AND OWNERSHIP OF INVENTIONS
7.Simultaneously with the signing of this Agreement, Executive shall sign the Non-Disclosure, Unfair Competition and Ownership of Inventions Undertaking in favor of the Company, attached hereto as Appendix B.
EXECUTIVE’S REPRESENTATIONS AND UNDERTAKINGS
Executive represents, warrants, and undertakes all of the following:
8.Executive has the ability, knowledge and qualifications needed to perform Executive’s obligations under this Agreement. To the best of his knowledge, Executive does not suffer from any physical or mental health issues which may have an unreasonable influence on the performance of Executive’s undertakings under this Agreement.
9.There are no other undertakings or agreements preventing, restricting or limiting the fulfillment of Executive’s obligations under this Agreement. Executive is not currently and shall not, by entering into this Agreement and performing Executive’s obligations hereunder, be deemed to be: (i) violating any right of Executive’s former employer(s), or (ii) in breach of or in conflict with, any of Executive’s obligations towards Executive’s former employer(s) or under any agreement or obligation to which Executive is bound.
10.Executive shall inform the Company of any matter in which Executive or Executive’s immediate family has a personal interest and which might give rise to a conflict of interest with Executive’s duties under the terms of Executive’s employment, immediately upon becoming aware of such matter.
11.Executive shall not receive any payment or benefit from any third party, directly or indirectly in connection with Executive’s employment. In the event Executive breaches this undertaking, without derogating from any of the Company’s rights, such benefit or its value shall become the sole property of the Company and the Company may deduct the cost/value of such payment/benefit from any payment Executive may be entitled to. This section does not apply to gifts or benefits with insignificant value.
12.In carrying out Executive’s duties, Executive shall not act in a way which contradicts the signature rights of the Company.
13.Executive acknowledges and agrees that from time to time Executive may be required by the Company to travel and stay abroad as part of Executive’s obligations under this Agreement.
14.Executive acknowledges and agrees that information related to the Executive and the Executive's terms of employment at the Company, as shall be received and held by the Company (the "Information"), may be transferred to third parties, including those located abroad, subject to: (a) that such transfer shall be made only in order for the Company to comply with any relevant legal requirements or due to business purposes of the Company (including transactions related with the Company); (b) that the transferred Information shall be limited to the reasonable and necessary scope; and (c) that the receiver of the Information shall undertake to the Company, to the extent possible and relevant, to preserve the privacy of the Information, at least at the level of privacy kept by the Company itself regarding the Information.
15.In the event this Agreement is terminated for any reason whatsoever, Executive shall cooperate with the Company and use Executive’s best efforts to assist in the integration into the Company’s organization of the person or persons who will assume Executive’s responsibilities.
COMPANY COMPUTERS; MOBILE PHONE; PRIVACY
16.For the performance of Executive’s duties, the Company may provide Executive with a PC, laptop, software, hardware, email address and/or mobile phone, as applicable (the “Company’s Computers”), which will be the sole property of the Company. Subject to the Company’s applicable policies and without derogating from Executive’s undertakings or performance of his duties according to this Agreement, the Executive may be entitled to make reasonable personal use of the Company’s Computers. It is clarified that the professional email account is intended to be used for professional matters, whereas for personal matters the Executive may use external email services (such as Gmail).

17.The Executive acknowledges and agrees that (i) Executive has no right to privacy in any of the Company’s Computers, except with respect to folders clearly labeled as “Personal”; and (ii) the Company shall be entitled, at any time and without prior notice, to:
17.1Monitor any and all of Company’s Computers, including by performing routine monitoring and control inspections over the information stored in the Company Systems; and
17.2Allow other employees and other third parties to use the Company’s Computers, following Executive’s employment.
GENERAL PROVISIONS
18.This Agreement and all Appendices attached hereto constitute the entire agreement between the parties and supersede all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, between the parties hereto with respect to the subject matter hereof, including the Previous Employment Agreement. This Agreement may be amended, supplemented or modified only by a written instrument duly signed by or on behalf of each party hereto.
19.This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to its laws pertaining to conflict of laws. Any and all disputes in connection with this Agreement shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as relevant, located in the city of Tel-Aviv-Jaffa, Israel.
20.Any notice or other communication in connection with this Agreement must be in writing to the address set forth in the preamble to this Agreement (or to such other address as shall be specified by like notice), sent via registered mail, messenger or e-mail. Such notice shall be deemed given after four (4) business days, if sent via registered mail; after one (1) day if sent by messenger, provided a proof of delivery has been received; after one (1) day if sent by email, provided however, that a computerized automatic “received” approval (delivery receipt) was sent by the email server.

Executive acknowledges that: (1) he has read and fully understood all the provisions of this Agreement and its appendices; (2) he was given the opportunity to consult with third parties, including his attorneys; (3) the signing of this Agreement was made at Executive’s own free will.

	ironSource Ltd.		Executive
By:	/s/ Assaf Ben Ami	Name:	/s/ Tomer Bar-Zeev
Title:	CFO

APPENDIX A
TERMS OF EMPLOYMENT AND COMPENSATION
1.Position and Additional Terms -

Position/Title	CEO
Supervisor (to whom Executive shall report directly)	The Board of Directors of the Company (the “Board”)
Salary	NIS 250,000 per month
Vacation Days	Unlimited, but not less than the minimum under the law.
2.Compensation - In consideration of Executive’s employment, the Executive shall be entitled to receive the Salary and all other benefits and entitlements under this Employment Agreement. The Salary only shall serve as the sole basis for calculating pension rights and severance pay contributions, and it is specifically agreed that no other payment or benefit shall be considered as a basis for such calculation.
The Salary shall be payable until the 9th of each month, for the previous month.
All payments and benefits according to this Agreement are gross payments (unless explicitly provided otherwise). The Executive shall bear taxes and other compulsory payments in accordance with applicable law, which amounts shall be deducted by the Company from the Salary, as required by law.
On January 1 of each of 2022, 2023, 2024, 2025 and 2026, the Salary may be increased by up to 5% of then effective Salary as shall be determined by the Compensation Committee (the “Committee”) of the Board and the Board, prior to the respective date of increase. In the event that in any given year the increase is at a rate lower than 5% then any of the subsequent increases in any of the subsequent years set forth above may be at a higher rate that catches up for such difference.
3.Notice Period – (i) if provided prior to February 1, 2023 (the "Initial Term") - the Notice Period shall be 12 (twelve) months; (ii) if provided after the lapse of the Initial Term - the Notice Period shall consist of 6 (six) months (other than as set forth in clause (iii)), and (iii) solely with respect to a case of dismissal, if provided at any time (whether during the Initial Term or thereafter) but in connection with a Double Trigger Event – the Notice Period shall be 12 (twelve) months.
A "Double Trigger Event" shall mean: Dismissal by the Company without Cause or resignation by the Executive for Good Reason within 18 months after a Change of Control.
A “Change of Control” shall mean the occurrence of any of the following events: (i) a sale, transfer, exclusive and substantially worldwide license, or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, (ii) a Change of Board Event, or (iii) the merger or consolidation of the Company with or into any other corporate entity, except, any such transaction or series of related transactions in which the shareholders as of immediately prior to such transaction continue to hold (solely by virtue of the respective shares and in the same holding proportions each of them held in the Company as of immediately prior to such transaction) immediately following such transaction, a majority, by voting power, of the share capital of (1) the surviving, acquiring or resulting company or (2) if the surviving, acquiring or resulting company is a wholly owned subsidiary of another company immediately following such transaction, the parent company of such surviving, acquiring or resulting company; (iv) any transaction or series of related transactions pursuant to which any person or entity, together with its affiliates, or acting together with other non-affiliated parties, acquires at least 50%, by voting power, of the share capital of the Company.

A “Change of Board Event” shall mean any time at which individuals who, as of the date hereof constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders or the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board.
"Cause" shall have the meaning ascribed thereto under Section 3 of the Agreement.
"Good Reason" shall mean any of the following: (i) a material reduction of the Salary; (ii) a material reduction in Executive's duties, positions or reporting status; (iii) the assignment to the Executive of duties materially inconsistent with his position or a material adverse change in the nature of his duties and/or responsibilities, reporting obligations, titles or authority.
It is further provided that Good Reason shall occur only to the extent the Executive has notified the Company in writing that he believes a Good Reason event has occurred, within 90 days of becoming aware of such event, and the Company has failed to cure such event within 30 days of receipt of Executive's written notice.
4.Bonus - The Executive will be entitled to an aggregate annual cash bonus with respect to each fiscal year (the “Target Bonus”) equal to up to 8 times the monthly Salary (and up to 4 additional monthly Salary in the case of over achievement) during the fiscal year for which such bonus is paid (if paid) based on an annual bonus plan as shall be approved by the Committee and the Board. Both the objectives and the level of compliance with such objectives shall be determined by the Company at its sole discretion. The bonus will not increase Executive’s compensation for any other purpose, including for the calculation of severance, pension or other special benefits. Up to 30% of the Target Bonus may be paid subject to the assessment by the Committee and the Board of the Executive’s performance.
5.Pension Arrangements - For the purpose of Sections 5 and 6, the term "Insured Salary" shall mean an amount equal to 8 times the "market minimum wage", as shall be updated from time to time (currently NIS 42,400) or any other amount as shall be determined by the Ministry of Labor, Welfare and Social Services in accordance with the provisions of Section 28 to the Severance Pay Law, 1963.
The Company shall continue to insure the Executive under an accepted ‘Managers’ Insurance’ plan (the “Managers’ Insurance Policy”), a Pension Fund (the “Pension Fund”) or a combination of both, at Executive’s choice, according to the following rates and conditions:
5.1Managers’ Insurance Policy:
5.1.1.Disability Insurance - The Company, at its own discretion and expense, shall purchase a disability insurance, under normal and acceptable conditions, which would insure 75% of the Insured Salary (the “Disability Insurance”). The Company’s contribution for Disability Insurance shall, in no circumstances, exceed the amount of 2½% of the Insured Salary.
5.1.2.Severance - an amount equal to 8⅓% of the Insured Salary;
5.1.3.Company’s contribution towards pension - the difference between 6.5% of the Insured Salary and the actual contributions towards Disability Insurance, provided that the Company’s contribution towards pension shall not be less than 5% of the Insured Salary.
Executive’s contribution towards pension – 6% of the Insured Salary.
5.2Pension Fund:
Severance - an amount equal to 8⅓% of the Insured Salary; Pension: an amount equal to 6.5% of the Insured Salary. In addition, the Company will deduct from Executive’s monthly paycheck a sum equal to 6% of the Insured Salary as Executive’s contribution towards pension.

As per the Executive's request, commencing on the Effective Date, and subject to the receipt of an appropriate approval from the Ministry of Labor, Welfare and Social Services according to Section 28 of the Severance Pay Law, 1963, the basis for social contributions shall not be the Salary in its entirety (i.e. NIS 250,000 as of the Effective Date), but the Insured Salary. It is hereby clarified that the amount equals to the difference between the Salary and the Insured Salary (the "Exceeding Amount") shall be deemed to include severance pay, and no contributions shall be made on the basis thereof. It is further clarified that 14.83% of the Exceeding Amount (representing Company's part in respect of severance and pension related contributions) shall be added to the Salary instead of being deposited into the relevant funds. Any such amounts shall not be considered as part of the Salary for any purpose whatsoever, and Executive shall not maintain or claim otherwise.
6.Pension Funds Release - With respect to the Insured Salary, the Company and Executive agree to adopt the provisions of the “General Approval of the Minister of Labor and Social Welfare Regarding Payments by Employers to a Pension Fund and Insurance Fund in lieu of Severance Pay”, which was issued in accordance with the Severance Pay Law, 1963 (the “General Acknowledgement”), as amended from time to time. The General Acknowledgment is attached to this Agreement as Appendix C. The Company waives any right that it may have for the repayment of any monies paid by it to the Managers’ Insurance Policy and/or the Pension Fund, unless the right of Executive to severance has been revoked by a judicial decision, under Section 16 or 17 of the Severance Pay Law, 1963 (to the extent of such revocation) or where Executive withdrew monies from the Pension Fund or the Managers' Insurance Policy for any reason other than death, disability or retirement at the age of sixty or thereafter.
Executive hereby acknowledges and confirms that the Company’s contributions towards the Executive's Managers' Insurance Policy and/or the Pension Fund are and shall be in lieu of severance pay with respect to the Insured Salary, if Executive shall be entitled to such, according to Section 14 of the Severance Pay Law, 1963 and in accordance with the General Acknowledgement.
The Section 14 Arrangement (with respect to the Insured Salary) and the above approval under Section 28 of the Severance Pay Law (with respect to the Exceeding Amount), constitute the full entitlement, if any, of Executive to any severance pay under any applicable law.
7.Study Fund (“Keren Hishtalmut”) -
The Company and Executive shall continue to maintain a ‘Keren Hishtalmut’ Fund (the “Keren Hishtalmut Fund”). The Company shall contribute to such Keren Hishtalmut Fund an amount equal to 71/2% of the Salary, and Executive shall contribute to the Keren Hishtalmut Fund an amount equal to 21/2% of the Salary. Executive hereby instructs the Company to transfer to such Keren Hishtalmut Fund the amount of Executive’s contribution from each Salary.
It is agreed by the Parties that amounts contributed beyond the maximum tax-exempt ceiling prescribed by the Income Tax Ordinance, shall be paid in addition to the Salary instead of being deposited into the Study Fund, unless otherwise requested by the Executive. Any such amounts shall not be considered as part of the Salary for any purpose whatsoever, and Executive shall not maintain or claim otherwise.
8.Vacation - Executive shall be entitled to unlimited vacation days, provided however that such number of vacation days shall not be less than the minimum required by the law.
9.Sick Leave - Executive shall be entitled to sick leave in accordance with the provisions of the Sick Pay Law, 1976, with full compensation as of the first day of sick leave.
10.Recuperation Pay - Executive shall be entitled to Recuperation Pay (“Dmey Havra’a”) in accordance with the applicable expansion order.
11.Car/ Car Allowance – In lieu of travel allowance, the Executive shall be entitled to receive, at his choice –

11.1 a car, the total monthly cost (fixed and varied) of which to the Company shall be up to NIS 7,200 (the “Cost”). The Executive shall bear costs expended in connection with tickets, fines of any kind, toll road fees and other costs, in accordance with the Company’s policy or the lease agreement, as applicable. The Executive instructs the Company to deduct from the Salary all such costs and expenses related to the car, which the Executive is obligated to bear, as agreed herein. Executive shall: (i) take good care of the car and ensure the provisions and conditions of any insurance policy relating thereto are observed (including the provisions with respect to the safeguarding of the car); and (ii) shall use the car in accordance with the Company’s policy as shall be in effect from time to time; and (iii) in the event that Executive’s employment terminates for whatever reason, Executive will forthwith return the car to the Company with the keys and all licenses and other documentation relating to the car. Executive shall not have any lien with respect to the Car or any document or property relating thereto.
- or -
11.2 Car allowance payment equivalent to the Cost, in lieu of the provision of the car, under Section 11.1 above. Any such car allowance payment shall not be considered as part of the Salary for any purpose whatsoever, and Executive shall not maintain or claim otherwise. Any payment or benefit under this Section 11 shall be grossed up by the Company.
12.Options –
The Executive will be entitled to an annual equity award of 50,000 options to purchase Company's ordinary A shares ("Options") and 20,000 restricted share units ("RSUs" and together with the Options, the “Annual Equity Award”) (subject to adjustments in the case of split or reverse split or other recapitalization). The exercise price per share of the Options shall be equal to the closing price of the Company's ordinary A shares on the New York Stock Exchange on the last business day prior to the date of grant. The Options and RSUs shall vest and become exercisable in equal quarterly installments over a four-year vesting period. Any unexercised Option shall expire on the 180th day following the Executive's termination of employment.
The Annual Equity Award will be granted to the Executive on the date of the first quarterly Board's meeting following each of the four (4) anniversary dates of the Effective Date.
The Annual Equity Awards shall, to the extent not already vested, become fully vested and exercisable (if applicable) upon a Double Trigger Event, death or disability (as defined in the Plan).
Each Annual Equity Award will be made pursuant to the Company’s 2021 Share Incentive Plan, as amended from time to time or any subsequent plan adopted by the Board (the "Plan") and will be subject to the Executive executing and delivering a customary Award Agreement as may be approved from time to time by the Committee and the Board.
13.Cellular Phone - The Company shall provide Executive with a cellular phone for use in the course of performing Executive’s obligations under this Agreement as well as for reasonable personal usage. The Company shall bear the costs relating to the cellular phone according to the Company’s policy, as amended from time to time.
14.D&O insurance - Throughout the term of Executive's employment, the Company shall maintain a D&O insurance policy covering the Executive’s employment under the same terms as those applicable to the other senior officers of the Company. The Company shall maintain such D&O insurance with substantially the same terms and conditions for a period of at least 7 years following the termination of Executive's term as an officer of the Company, provided that the Company did not purchase a policy for retired directors and officers or a run-off policy, which cover the Executive.
15.Business Expenses - The Company shall reimburse Executive for necessary and customary business expenses incurred by Executive, in accordance with the Company’s policy, as amended from time to time.
16.Lunch Expenses - The Company shall continue to participate in the Executive’s lunch expenses, according to the Company’s current policy, that may change from time to time.

APPENDIX A-1
The Executive shall be entitled to engage as a non-executive director with each of the entities set forth below.

Approve.com
IATA (non-profit)
Hagal Sheli (non-profit)

APPENDIX B
THIS UNDERTAKING (“Undertaking”) is entered into as of June 28, 2021, by Tomer Bar Ze'ev, [Intentionally Omitted] (the “Executive”).

WHEREAS, Executive is employed by ironSource Ltd. (the “Company”) since the Original Commencement Date; and
WHEREAS, it is critical for the Company to preserve and protect its Confidential Information (as defined below) and its rights in Inventions (as defined below) and in all related intellectual property, and Executive is entering into this Undertaking as a condition to Executive’s employment with the Company.
NOW, THEREFORE, the Executive undertakes and warrants towards the Company as follows:
References herein to the term “Company” shall include any of the Company’s direct or indirect parent, subsidiary and affiliated companies, and their respective successors and assigns.
1.Confidentiality.
1.1Executive acknowledges that Executive had prior to the date hereof and may have access to information that relates to the Company, its subsidiaries, and their respective business, assets, financial condition, affairs, activities, plans and projections, customers, suppliers, partners, and other third parties with whom the Company or its subsidiaries agreed or agrees, from time to time, to hold information of such party in confidence (the “Confidential Information”). Confidential Information shall include, without limitation, information, whether or not marked or designated as confidential, concerning technology, products, research and development, patents, copyrights, inventions, trade secrets, test results, formulae, processes, data, know-how, marketing, promotion, business and financial plans, policies, practices, strategies, surveys, analyses and forecasts, financial information, customer lists, agreements, transactions, undertakings and data concerning employees, consultants, officers, directors, and shareholders. Confidential Information includes information in any form or media, whether documentary, written, oral, magnetic, electronically transmitted, through presentation or demonstration or computer generated. Confidential Information shall not include information that: (i) has become part of the public domain not as a result of a breach of any obligation owed by Executive to the Company; or (ii) is required to be disclosed by law or the binding rules of any governmental organization, provided, however, that Executive gives the Company prompt notice thereof so that the Company may seek a protective order or other appropriate remedy, and further provided, that in the event that such protective order or other remedy is not obtained, Executive shall furnish only that portion of the Confidential Information which is legally required, and shall exercise all reasonable efforts required to obtain confidential treatment for such information.
1.2Executive acknowledges and understands that the employment by the Company and the access to Confidential Information creates a relationship of confidence and trust with respect to such Confidential Information.
1.3During the term of Executive’s employment and at any time after termination or expiration thereof, for any reason, Executive shall keep in strict confidence and trust, shall safeguard, and shall not disclose to any person or entity, nor use for the benefit of any party other than the Company, any Confidential Information, other than with the prior express consent of the Company.
1.4All right, title and interest in and to Confidential Information are and shall remain the sole and exclusive property of the Company or of the third party providing such Confidential Information to the Company, as the case may be. Without limitation of the foregoing, Executive agrees and acknowledges that all memoranda, books, notes, records, email transmissions, charts, formulae, specifications, lists and other documents (contained on any media whatsoever) made, reproduced, compiled, received, held or used by Executive in connection with the employment by the Company or that otherwise relates to any Confidential Information (the “Confidential Material”), are and shall be the Company’s sole and exclusive property and shall be deemed to be Confidential Information. All originals, copies, reproductions and summaries of the Confidential Materials shall be delivered by Executive to the Company upon termination or expiration of Executive’s employment for any reason, or at any earlier time at the request of the Company, without Executive retaining any copies thereof.

1.5During the term of Executive’s employment with the Company, Executive shall not remove from the Company’s offices or premises any Confidential Material unless and to the extent necessary in connection with the duties and responsibilities of Executive and permitted pursuant to the then applicable policies and regulations of the Company. In the event that such Confidential Material is duly removed from the Company’s offices or premises, Executive shall take all reasonable actions necessary in order to secure the safekeeping and confidentiality of such Confidential Material and return the Confidential Material to their proper files or location as promptly as possible after such use.
1.6During the term of Executive’s employment with the Company, Executive will not improperly use or disclose any Confidential Information or trade secrets, and will not bring onto the premises of the Company any unpublished documents or any property, in each case belonging to any former employer or any other person to whom Executive has an obligation of confidentiality and/or non-use where such action is in breach of the foregoing obligations (including, without limitation, any academic institution or any entity related thereto), unless generally available to the public or consented to in writing by that person.
2.Unfair Competition and Solicitation.
2.1Executive undertakes that during the term of employment with the Company Executive shall not engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which competes with the business of the Company; provided that the foregoing activities shall not include passive ownership of less than five percent of the share capital of a publicly held corporation, so long as he has no active role therein, such as employee, director, consultant or otherwise.
2.2Executive undertakes that for a period of twelve (12) months following termination of Executive’s employment for whatever reason Executive shall not engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which is reasonably likely to involve or require the use of any of the Company’s Major Assets, as defined below; provided that the foregoing activities shall not include passive ownership of less than five percent of the share capital of a publicly held corporation, so long as he has no active role therein, such as employee, director, consultant or otherwise. Executive confirms that engagement, establishment, opening or involvement, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which competes with the business of the Company as conducted during the term of employment or contemplated, during such term, to be conducted, is likely to require the use of all or a portion of the Company’s Major Assets.
2.3Executive hereby declares that he is aware that a portion of the Salary contains additional consideration in exchange for the Executive fully undertaking the non-compete provisions in Section 2. Notwithstanding anything in this provision, the Executive declares that he is financially capable of undertaking these non-compete provisions.
2.4Executive undertakes that during the term of employment with the Company and for a period of twelve (12) months thereafter: (i) Executive shall not, directly or indirectly, solicit, hire or retain as an employee, consultant or otherwise, any employee of the Company or induce or attempt to induce any such employee to terminate or reduce the scope of such employee’s employment with the Company; and (ii) Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any consultant, service provider, agent, distributor, customer or supplier of the Company to terminate, reduce or modify the scope of such person’s engagement with the Company.

2.5Executive acknowledges that in light of Executive’s position with the Company and in view of Executive’s exposure to, and involvement in, the Company’s sensitive and valuable proprietary information, property (including, intellectual property) and technologies, as well as its goodwill and business plans (the “Company’s Major Assets”), the provisions of this Section 2 above are reasonable and necessary to legitimately protect the Company’s Major Assets, and are being undertaken by Executive as a condition to the employment of Executive by the Company. Executive confirms that Executive has carefully reviewed the provisions of this Section 2, fully understands the consequences thereof and has assessed the respective advantages and disadvantages to Executive of entering into this Undertaking and, specifically, Section 2 hereof.
3.Ownership of Inventions.
3.1Executive will notify and disclose in writing to the Company, or any persons designated by the Company from time to time, all information, improvements, inventions, trademarks, works, designs, trade secrets, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, during Executive’s employment with the Company (including after hours, on weekends or during vacation time) (all such information, improvements, inventions, trademarks, works, designs, trade secrets, formulae, processes, techniques, know-how, and data are hereinafter referred to as the “Invention(s)”) immediately upon discovery, receipt or invention as applicable. Notwithstanding the aforementioned in this Section 3.1, any Inventions which were conceived or reduced to practice by Executive during his employment with the Company which (i) do not make use of Confidential Information of the Company or its subsidiaries; (ii) are not in breach of Executive’s obligations towards the Company, including, any confidentiality and non-competition obligations; (iii) do not make use of any facilities or property of the Company or its subsidiaries; (iv) are not conceived or reduced to practice during Executive’s working hours in the Company; and (v) do not relate to the business of, or compete with the business of, the Company or its subsidiaries as conducted during the term of employment of Executive or contemplated, during such term, to be conducted, shall not be deemed property of the Company.
3.2Executive agrees that all the Inventions were and are, upon creation, Inventions of the Company, shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all title, rights and interest in and to any patents, copyrights, trade secrets and all other rights of any kind or nature, including moral rights, in connection with such Inventions. Executive hereby irrevocably and unconditionally assigns to the Company all the following with respect to any and all Inventions: (i) all title, rights and interest in and to any patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (ii) rights associated with works of authorship, including copyrights and copyright applications, Moral Rights (as defined below) and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) design rights and industrial property rights; (v) any other proprietary rights relating to intangible property including trademarks, service marks and applications thereof, trade names and packaging and all goodwill associated with the same; (vi) any and all title, rights and interest in and to any Invention; and (vii) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights. Executive also hereby forever waives and agrees never to assert any and all Moral Rights Executive may have in or with respect to any Inventions, even after termination of employment on behalf of the Company. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.
3.3Executive further agrees to perform, during and after employment, all acts deemed reasonably necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing the Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Executive.

3.4Executive shall not be entitled to any monetary consideration or any other consideration except as explicitly set forth in the employment agreement between Executive and the Company. Without limitation of the foregoing, Executive irrevocably confirms that the consideration explicitly set forth in the employment agreement is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and waives any right to claim royalties or other consideration with respect to any Invention, including under Section 134 of the Israeli Patent Law - 1967. Any oral understanding, communication or agreement with respect to the matters set forth herein, not memorialized in writing and duly signed by the Company, shall be void.
4.General.
4.1Executive represents that the performance of all the terms of this Undertaking and Executive’s duties as an employee of the Company does not and will not breach any invention assignment, proprietary information, non-compete, confidentiality or similar agreements with, or rules, regulations or policies of, any former employer or other party (including, without limitation, any academic institution or any entity related thereto). Executive acknowledges that the Company is relying upon the truthfulness and accuracy of such representations in employing Executive.
4.2Executive acknowledges that the provisions of this Undertaking serve as an integral part of the terms of Executive’s employment and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof.
4.3Executive recognizes and acknowledges that in the event of a breach or threatened breach of this Undertaking by Executive, the Company may suffer irreparable harm or damage and will, therefore, be entitled to injunctive relief to enforce this Undertaking (without limitation to any other remedy at law or in equity).
4.4This Undertaking is governed by and construed in accordance with the laws of the State of Israel, without giving effect to its laws pertaining to conflict of laws. Any and all disputes in connection with this Undertaking shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as relevant, located in the city of Tel-Aviv-Jaffa, Israel.
4.5If any provision of this Undertaking is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Undertaking only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Undertaking shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Undertaking. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.
4.6The provisions of this Undertaking shall continue and remain in full force and effect following the termination or expiration of the employment relationship between the Company and Executive, for whatever reason. This Undertaking shall not serve in any manner so as to derogate from any of Executive’s obligations and liabilities under any applicable law.
4.7Executive hereby consents that, following the termination or expiration of the employment relationship hereunder, the Company may notify the Executive’s new employer about the Executive’s rights and obligations under this Undertaking.

4.8This Undertaking constitutes the entire agreement between Executive and the Company with respect to the subject matter hereof and supersedes all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Undertaking, the obligations under this Undertaking are supplemental to and do not derogate from any obligations that the Executive may have, under law or contract, in any other capacity towards the Company. No amendment, waiver or modification of any obligation under this Undertaking will be enforceable unless set forth in a writing signed by the Company. No delay or failure to require performance of any provision of this Undertaking shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Undertaking as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.
4.9This Undertaking, the rights of the Company hereunder, and the obligations of Executive hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights under this Undertaking. Executive may not assign, whether voluntarily or by operation of law, any of its obligations under this Undertaking, except with the prior written consent of the Company.

IN WITNESS WHEREOF, the undersigned, has executed this Undertaking as of the date first mentioned above.
Executive: /s/ Tomer Bar-Zeev

APPENDIX C
General Approval Regarding Payments by Employers to a Pension Fund and Insurance Fund in lieu of Severance Pay
In accordance with the Severance Pay Law 5723-1963
By virtue of my authority under Section 14 of the Severance Pay Law 5723-1963 (hereinafter, the “Law”), I hereby confirm that payments made by an employer beginning on the date this authorization is publicized, for its employee, towards a comprehensive pension in a provident fund for benefit payments, which is not an insurance fund as implied in the Income Tax Regulations (Rules for Approving and Managing Provident Funds) 5724-1964 (hereinafter, a “Pension Fund”), or towards Managers’ Insurance that includes an option for benefit payments (hereinafter, an “Insurance Fund”) or a combination of payments towards a Pension Fund and an Insurance Fund (hereinafter, “Employer Payments”), shall be in lieu of the severance pay to which the said employee is entitled for the wages of which the said payments were paid and the period for which they were paid (hereinafter, the “Exempted Salary”), provided the following conditions shall be met:
1.Employer Payments -
(a)To a Pension Fund are not less than 14.33% of the Exempted Salary or 12% of the Exempted Salary if the employer pays for his employee, in addition to this, supplementary severance payments towards a Severance Pay Fund or an Insurance Fund in the name of the employee, at a rate of 2.33% of the Exempted Salary. If the employer does not pay the said 2.33% in addition to the 12%, its payments shall be only in lieu of 72% of the employee’s severance pay.
(b)To an Insurance Fund are not less than one of the following:
(1)13 1/3% of the Exempted Salary, if the employer pays for its employee payments for additional monthly income support in case of employee’s inability to work, through a plan approved by the Supervisor for Capital Markets, Insurance and Savings in the Ministry of Finance, at a rate necessary to guarantee at least 75% of the Exempted Salary, or at a rate of 2 1/2% of the Exempted Salary, whichever is lower (hereinafter, “Loss of Work Capacity Insurance”).
(2)11% of the Exempted Salary, if the employer paid an additional Payment for the Loss of Work Capacity Insurance, and in such case the employer’s payments shall be only in lieu of 72% of the employee’s severance pay. If, in addition to such payments, the employer has also paid payments for the supplement of severance pay to a Severance Pay Fund or an Insurance Fund under the name of the employee at a rate of 2 1/3% of the Exempted Salary, the employer’s payments shall be in lieu of 100% of the employee’s severance pay.
2.Not later than three months from the commencement of the employer’s payments a written agreement shall be prepared between the employer and the employee, which shall include:
(a)The employee’s agreement to an arrangement in accordance with this authorization, in wording that specifies the employer’s payments and the Pension Fund and the Insurance Fund, as relevant. The said agreement shall also include the wording of this authorization.
(b)The employer’s prior waiver of any right it may have to a financial reimbursement for all or part of its payments, unless the employee’s right to severance pay is rescinded by a judicial decree by virtue of Sections 16 or 17 of the Law, or that the employee withdrew funds from the Pension Fund or from the Insurance Fund not for a qualifying incident. In this regard a “qualifying incident”- death, disability or retirement at the age of 60 or older.
(c)This authorization shall not derogate from the employee’s right to severance pay under the Law, collective agreement, expansion order or employment contract, for wages exceeding The Exempted Salary.

(-)
Eliyahu Yishai
Minister of Labor and Social Welfare

Unity Software Inc.
Tomer Bar-Zeev
[Address intentionally omitted]

February 22, 2023
Re: Welcome Offer Letter ("Offer")
Dear Tomer,
On behalf of Unity, I am delighted to welcome you to the Unity group as President, Grow of ironSource Ltd. (the “Company”). As discussed, your current employment agreement with the Company dated June 28, 2021 (hereinafter the "Employment Agreement") shall continue to apply to your employment with the Company as of the Effective Date (as defined below), subject to the terms detailed herein.
If you accept this offer, by signing the Confirmation Section below, it will take effect on (and be conditional upon) the closing of the transaction contemplated in that Agreement and Plan of Merger dated July 13, 2022 by and among the Company and Unity Software Inc. and other parties thereto (the “Effective Date”). To the extent the closing of the merger does not occur, for any reason, this agreement will become null and void and your employment will continue to be governed by your current employment agreement with the Company.
Terms to be effective as of the Effective Date:
1.Title/Position- You shall be engaged in the position of President, Grow and shall report to the Chief Executive Officer.
2.Compensation - The parties have agreed to leave the Executive’s current Salary and Bonus structure in place through the end of 2023. For 2024 onwards, both parties agree that they will negotiate in good faith the Executive’s Salary, Bonus and Annual Equity Refresh Award in order to bring the Executive’s Total Annual Compensation (which includes Salary, Bonus, and Annual Equity Refresh Award) consistent with that of other Unity executives of the same level and function, provided that any revisions or adjustments shall be subject to mutual consent in each party's respective discretion, and provided further that, in any event, the Executive’s Total Annual Compensation shall be no less than the sum of (i) Executive’s annual salary and bonus set forth in the Employment Agreement, and (ii) the annual equity grant set forth in the table attached hereto as Exhibit A.
3.Equity – Subject to applicable law, any future annual equity grants shall be subject to, and be made in accordance with, Unity's Annual executive compensation market review. Those equity awards will be reviewed and approved at the discretion of the Company and the Unity Software Inc. Board of Directors.
As it relates to acceleration of equity, any and all equity awards that were granted at any time before, or as of, the Effective Date shall, to the extent not already vested, become fully vested and exercisable (if applicable) upon a Double Trigger Event, death, or disability (as defined in the ironSource 2021 Incentive Share Plan).
For the avoidance of any doubt, Section 12 of Appendix A of the Employment Agreement is canceled.
4.“Double Trigger Event” - The definition of “Double Trigger Event” as listed in Section 3 of Appendix A, shall be replaced with the following definition:
“Dismissal by the Company without Cause or resignation by the Executive for Good Reason within 36 months after a Change in Control.”
5."Good Reason" - The definition of "Good Reason" included in Section 3 of Appendix A of the Employment Agreement shall be amended as follows: the words “reporting obligations” shall be deleted from sub-section (c). For the avoidance of any doubt, any changes agreed upon in this offer, including, but not limited to, a reduction of Salary to the extent agreed to by Executive in accordance with the mechanism set forth in Section 2 above, do not constitute “Good Reason” for any matter or purpose.

6."Cause"- Section 3 of the Employment Agreement shall be amended to include the following new sub-section (g):
"(g) any material breach of the Unity Code of Conduct which, to the extent such breach is curable, has not been cured by the Executive within fifteen (15) days after receipt of notice thereof from the Company".
A copy of Unity’s Code of Conduct can be found via our Investor Relations website and has also been attached to this Agreement.
7.Notice Period - Notice Period - The first paragraph of Section 3 of Appendix A to the Employment Agreement shall be replaced in its entirety with the following language:
(i) if provided prior to February 1, 2023 (the "Initial Term") - the Notice Period shall be 12 (twelve) months; (ii) if provided after the lapse of the Initial Term, including a case of dismissal in connection with a Double Trigger Event, the Notice Period shall be 6 (six) months.
8.Policies - Following the Effective Date, Unity policies may apply to your employment and any existing Company policy may change as part of the integration into the Unity group of companies.
9.D&O insurance and indemnification. - The Employee will be covered by Unity’s D&O insurance policy to the extent that their role qualifies them as an insured person under the policy. Those employees who become members of Unity’s Board of Directors, Section 16 Officers of Unity, or Directors and Officers of subsidiaries will also be provided with an indemnification agreement at a later date.
10.Authorities - All authorities that under the Employment Agreement are to be determined by the Board of Directors or Compensation Committee of the Company shall now be managed in accordance with Unity’s standard practices and subject to the approval of the Board of Directors or Compensation Committee of Unity Software Inc.
Other than the abovementioned, all terms of your Employment Agreement shall remain unchanged and shall continue to apply to the employment relationship between you and the Company. In case of any contradiction between this offer and your Employment Agreement, this offer will prevail.
Please sign the Confirmation Section below and return the executed copy to the undersigned by no later than February 28, 2023.
This offer, once executed by you, shall be deemed due notification of change of terms in accordance with the provisions of the Notice to Employee and Job Candidate Law (Employment Conditions and Candidate Screening and Selection) 5762-2002, and the regulations thereunder.
If you have any queries in regard to the employment agreement or any other matters regarding our offer, please let me know.
Kind regards,

Scott Pitasky
Chief People Officer
Unity Software Inc

Confirmation
I ___________________ holder of I.D. number _____________________, confirm and declare:
(a) I have read the above offer, understood its terms and agree thereto.
(b)I am signing this Confirmation on my own free will after being provided with the opportunity to consult with whomever you choose.

Name	Signature

Date

Exhibit A
Unity has been made aware that the section of your original Employment Agreement providing for an annual Equity award was incorrectly stated. It is hereby corrected to state:
The Executive is entitled to an annual equity award valued at $4,000,000, which will be provided as a combination of stock options and restricted stock units (RSUs). For conversion purposes, any stock options will be granted based on the value of the RSU, at a ratio of 2.5 stock options to 1 RSU.